Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Helius Medical Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A Common stock, $0.001 par value per share, reserved for issuance under the 2022 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	12,094,701	(1)(3)	$0.38	(2)	$4,595,986.38	(2)	0.00011020	$506.48
Equity	Class A Common Stock, $0.001 par value per share, reserved for issuance under the 2021 Inducement Plan	Rule 457(c) and Rule 457(h)	500,000	(1)(4)	$0.38	(2)	$190,000.00	(2)	0.00011020	$20.94
Total Offering Amounts							$4,785,986.38	(2)		$527.42
Total Fee Offsets										$-	(5)
Net Fee Due										$527.42

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock (“Common Stock”) that become issuable under the Plans (as defined below) herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s outstanding common stock, as applicable.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on January 17, 2023, a date within five business days prior to the date of filing this Registration Statement, for: (i) shares reserved for grant pursuant to the Helius Medical Technologies, Inc. 2022 Equity Incentive Plan (the “Equity Incentive Plan”) and (ii) shares reserved for grant pursuant to the Helius Medical Technologies, Inc. 2021 Inducement Plan (the “Inducement Plan,” and together with the Equity Incentive Plan, the “Plans”).

(3)

Consists of shares that were automatically added to the shares authorized for issuance under the Equity Incentive Plan on January 1, 2023 pursuant to an “evergreen” provision contained in the Equity Incentive Plan. Pursuant to the Equity Incentive Plan, the share reserve will automatically increase on the first day of each fiscal year, beginning on January 1, 2023 and ending on (and including) January 1, 2027, with an amount equal to 20% of the fully diluted number of shares of Common Stock outstanding on December 31 of the fiscal year before the date of each automatic increase, provided that the board of directors of the Registrant may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares.

(4)	Consists of shares reserved for grant under the Inducement Plan pursuant to a First Amendment to the Inducement Plan that was approved by the Board on December 15, 2022.

(5)	The Registrant does not have any fee offsets.